Exhibit 10.4

FIRST AMENDMENT TO INSIDER LETTER

This First Amendment to Insider Letter (the “Waiver”) dated and effective September 2, 2022, is entered into by and between Aesther Healthcare Acquisition Corp., a Delaware corporation (the “Company”); Aesther Healthcare Sponsor, LLC (the “Sponsor”); EF Hutton, division of Benchmark Investments, LLC (“Representative”), as representative of the underwriters named in that certain Underwriting Agreement dated September 14, 2021, by and between the Company and the Representative (the “Underwriting Agreement”); and each officer and director of the Company set forth on the signature page hereof (collectively, the “Insiders”). This Waiver amends that certain letter agreement dated September 14, 2021, between the Company, the Sponsor and the Insiders (the “Insider Letter”). Terms not defined herein shall have the meanings assigned to them in the Insider Letter.

WHEREAS, the Insider Letter provides that the Sponsor and each Insider agrees that it or he shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the date of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Founder Shares Lock-up Period”);

WHEREAS, pursuant to Section 7.3 of the Underwriting Agreement, the Company cannot allow any amendments to, or waivers of, the Insider Letter without the prior written consent of the Representative;

WHEREAS, the Company has until 12 months from the closing of its initial public offering to consummate an initial Business Combination; however, if the Company anticipates that it may not be able to consummate its initial Business Combination within 12 months, the Company may, by resolution of its board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months, subject to the Sponsor depositing additional funds into the trust account as set out below;

WHEREAS, pursuant to the terms of the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, LLC, in order to extend the time available for the Company to consummate its initial Business Combination, the Company’s initial shareholders or their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account for each three-month extension, $1,050,000 on or prior to the date of the applicable deadline;

WHEREAS, in connection with the first extension option, the Sponsor desires to enter inter into lending documents with certain lenders which would provide such lenders the right, upon completion of the Company’s initial Business Combination, to convert the principal and interest on such loans from the lenders to the Sponsor, into shares of Class A Common Stock of the Company, at the rate of $10 per share (the “Conversion Right”);

WHEREAS, in order to allow the Conversion Option, the terms of the Insider Letter dealing with restrictions on transfer of the Founder Shares (and the shares of Class A Common Stock issuable upon conversion thereof) including the Founder Shares Lock-up Period will need to be waived by the Company and the Representative;

WHEREAS, the Insider Letter provides that it may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties thereto; and

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WHEREAS, all parties to the Insider Letter and the Representative desire to amend the Insider Letter to allow for the Conversion Right.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Limited Waiver of Insider Letter Terms. The Company, the Insiders and the Representative, each hereby agree to the Conversion Right, and each agree to waive any restrictions under the Insider Letter as to such Conversion Right, whether under Section 7 thereof, related to the Founder Shares Lock-up Period or otherwise. As a result of the waiver set forth above, the Sponsor shall be authorized to provide the Conversion Right to the Lenders. Notwithstanding the above, any shares of Class A Common Stock transferred by the Sponsor to any Lender shall remain subject to the Insider Letter, and the restrictions thereon, including Section 7 thereof.

2. Governing Law. This Waiver shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Waiver shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

3. Counterparts. This Waiver may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed and delivered as of the date set forth above.

“Company”:		“Representative”:

Aesther Healthcare Acquisition Corp.		EF Hutton,
division of Benchmark Investments, LLC

By:		By:
Name:	Suren Ajjarapu	Name:	Sam Fleischman
Title:	Chief Executive Officer	Title:	Supervisory Prncipal

“Insiders”

Name:	Suren Ajjarapu

Name:	Howard Doss

Name:	Michael L. Peterson

Name:	Venkatesh Srinivasan

Name:	Donald G. Fell

Name:	Siva Saravanan

“Sponsor” Aesther Healthcare Sponsor, LLC

By:
Suren Ajjarapu, Chief Executive Officer

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